EXHIBIT 23.1


       CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statements (Form S-8 Nos. 33-76100, 33-92884, 333-14317) pertaining to the Employee
Stock Option Plan, Consultant Stock Option Plan, 1994 Nonemployee Directors Stock Option Plan, Equity Incentive Plan and Employee Stock Purchase Plan of Penederm Incorporated of our report dated January 27, 1997 (except for the second paragraph of Note 12 as to which the date is March 4, 1997), with respect to the consolidated financial statements included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.





                                         /s/ Ernst & Young LLP



Palo Alto, California
July 31, 1997